Exhibit 23.1

FREEDMAN & GOLDBERG CERTIFIED PUBLIC ACCOUNTANTS A PROFESSIONAL CORPORATION

ERIC W. FREEDMAN MICHAEL GOLDBERG JULIE A. CHEEK WILLIAM A. MARSHALL AMY S. JACKNOW GLORIA MOORE	TRI-ATRIA 32255 NORTHWESTERN HIGHWAY, SUITE 298 FARMINGTON HILLS, MICHIGAN 48334 (248) 626-2400 FAX: (248) 626-4298

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of i2 Telecom International, Inc. on Form S-8 of our reports dated February 28, 2005 and June 3, 2005 for i2 Telecom International, Inc for the years ended December 31, 2004 and 2003 appearing as a part of this Registration Statement.

Freedman & Goldberg, CPAs, PC

/s/ Freedman & Goldberg, CPAs, PC

Farmington Hills, MI

December 20, 2005